Exhibit 99.1

May 2, 2008

Federal Home Loan Bank of San Francisco Reports First Quarter Operating Results

San Francisco - The Federal Home Loan Bank of San Francisco today announced that its first quarter 2008 net income rose $98 million, or 69%, to $240 million from $142 million in the first quarter of 2007. The increase reflected growth in net interest income and other income, partially offset by increased assessments for the Resolution Funding Corporation (REFCORP) and the Affordable Housing Program (AHP).

Net interest income for the first quarter of 2008 rose $27 million, or 13%, to $232 million from $205 million for the first quarter of 2007. The increase in net interest income was primarily driven by a higher net interest spread on the Bank's mortgage portfolio (mortgage-backed securities and mortgage loans), along with the effect of higher average capital, advances, and investment balances. In particular, the impact of cumulative retrospective adjustments for the amortization of purchase premiums and discounts from the acquisition dates of the mortgage-backed securities and mortgage loans increased interest income by $9 million in the first quarter of 2008 and decreased interest income by $14 million in the first quarter of 2007.

Other income for the first quarter of 2008 rose $108 million, to $120 million from $12 million for the first quarter of 2007. This increase was primarily due to an increase in net interest income on derivative instruments used in economic hedges, which consisted of $67 million for the first quarter of 2008, compared to net interest expense of $2 million for the first quarter of 2007. This shift reflected the abrupt and significant decrease in interest rates that occurred early in the first quarter of 2008, which had a favorable effect on certain LIBOR-based interest rate swaps. In addition, the increase in other income was due to fair value adjustments, primarily associated with derivatives, hedged items, and financial instruments carried at fair value, which resulted in net fair value gains of $52 million in the first quarter of 2008, compared to net fair value gains of $13 million in the first quarter of 2007.

Nearly all of the Bank's derivatives, hedged instruments, and certain assets and liabilities that are carried at fair value are held to the maturity, call, or put date. For these financial instruments, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. In accordance with the Bank's Retained Earnings and Dividend Policy, the Bank retains the net unrealized fair value gains on these financial instruments, after REFCORP and AHP assessments, in restricted retained earnings. The Bank retained $39 million in net fair value gains after assessments in the first quarter of 2008 and $10 million in net fair value gains after assessments in the first quarter of 2007. As of March 31, 2008, the cumulative effect of these unrealized fair value adjustments on the Bank's derivatives, hedged instruments, and certain assets and liabilities that are carried at fair value was a net unrealized gain of $91 million, which has been retained in restricted retained earnings.

As a result of the combined increases in net interest income and other income, the Bank's REFCORP and AHP assessments in the first quarter of 2008 increased $36 million, or 71%, to $87 million from $51 million in the first quarter of 2007.

During the first quarter of 2008, total assets grew $10.0 billion, or 3%, to $332.5 billion from $322.5 billion at yearend 2007, primarily as a result of growth in investments in Federal funds sold, which increased by $7.9 billion, or 68%, to $19.6 billion at March 31, 2008, from $11.7 billion at December 31, 2007. In addition, investments in held-to-maturity securities increased $5.2 billion, or 13%, to $43.8 billion at March 31, 2008, from $38.6 billion at December 31, 2007. The increases were partially offset by a decrease in advances, which fell $2.6 billion, or 1%, to $248.4 billion at March 31, 2008, from $251.0 billion at December 31, 2007. During the first quarter of 2008, 108 institutions decreased their advances, while 143 institutions increased their advances. The Bank increased its investments in Federal Funds sold to maintain financial leverage until the repurchase of capital stock that had been supporting advances. The Bank increased its investments in held-to-maturity securities because of the growth in capital and the availability of mortgage-backed securities that met the Bank's risk-adjusted spreads and credit enhancement requirements in the first quarter of 2008 relative to the first quarter of 2007.

The Bank's dividend rate for the first quarter of 2008 is 5.73% (annualized), compared to 4.89% (annualized) for the first quarter of 2007. The increase in the dividend rate for the first quarter of 2008 compared to the same period in 2007 reflects a higher net interest spread on the Bank's mortgage portfolio and higher net interest spreads on investments and advances, partially offset by a lower yield on invested capital during the first quarter of 2008 compared to the same period in 2007.

The Bank plans to pay the first quarter dividend in the form of capital stock on May 15, 2008.

Financial Highlights
(Unaudited)
(Dollars in millions)	Mar. 31, 2008	Dec. 31, 2007	Percent Change
Selected Balance Sheet Items at Period End
Total Assets[1]	$332,480	$322,446	3%
Advances	248,425	251,034	(1)
Held-to-Maturity Securities	43,793	38,585	13
Interest-Bearing Deposits
In Banks	14,112	14,590	(3)
Federal Funds Sold	19,623	11,680	68
Consolidated Obligations:
Bonds	228,750	225,328	2
Discount Notes	84,872	78,368	8
Capital Stock - Class B -
Putable	14,049	13,403	5
Total Capital	14,339	13,627	5

	Three Months Ended
	Mar. 31, 2008	Mar. 31, 2007	Percent Change
Operating Results
Net Interest Income	$232	$205	13%
Other Income	120	12	900
Other Expense	25	24	4
Assessments	87	51	71
Net Income	$240	$142	69%

Other Data
Net Interest Margin	0.29%	0.35%	(17)%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	-
Return on Assets	0.29	0.24	21
Return on Equity	6.94	5.40	29
Annualized Dividend Rate	5.73	4.89	17
Dividend Payout Ratio[2]	79.28	87.98	(10)
Capital to Assets Ratio[1,3]	4.38	4.52	(3)
Duration Gap (in months)[4]	4	1	300

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank has changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.
2     This ratio is calculated as dividends per share divided by net income per share. Dividends are based on earnings excluding the effects of SFAS 133 and 159.
3     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
4     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007
Selected Balance Sheet Items at Period End
Total Assets[1]	$332,480	$322,446	$304,111	$234,607	$246,900
Advances	248,425	251,034	236,184	171,019	177,455
Held-to-Maturity Securities	43,793	38,585	31,759	30,154	30,120
Interest-Bearing Deposits
in Banks	14,112	14,590	14,226	8,306	10,235
Federal Funds Sold	19,623	11,680	15,861	19,062	21,246
Consolidated Obligations:
Bonds	228,750	225,328	219,723	194,305	202,437
Discount Notes	84,872	78,368	68,027	25,361	29,729
Capital Stock - Class B -
Putable	14,049	13,403	12,629	9,782	10,898
Total Capital	14,339	13,627	12,794	9,954	11,053

Quarterly Operating Results
Net Interest Income	$232	$267	$247	$212	$205
Other Income/(Loss)	120	75	(39)	7	12
Other Expense	25	27	24	23	24
Assessments	87	84	49	52	51
Net Income	$240	$231	$135	$144	$142

Other Data
Net Interest Margin	0.29%	0.34%	0.38%	0.37%	0.35%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	0.03	0.03	0.03
Return on Assets	0.29	0.29	0.20	0.25	0.24
Return on Equity	6.94	7.02	4.86	5.65	5.40
Annualized Dividend Rate	5.73	5.43	5.26	5.14	4.89
Dividend Payout Ratio[2]	79.28	75.16	105.16	88.61	87.98
Capital to Assets Ratio[1,3]	4.38	4.30	4.24	4.29	4.52
Duration Gap (in months)[4]	4	2	1	1	1

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank has changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.
2     This ratio is calculated as dividends per share divided by net income per share. Dividends are based on earnings excluding the effects of SFAS 133 and 159.
3     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
4     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133, SFAS 91, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com